                                                                    Exhibit 11.1

               ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
         For the Quarters Ended January 26, 1997 and January 25, 1998


                                  (Unaudited)
                     (In Thousands, Except per Share Data)





                                                   January 26,       January 25,
                                                      1997              1998
                                                   -----------       -----------
Shares:
     Weighted average common shares outstanding      6,675                6,693

     Net common shares issuable on exercise of
        stock options                                                       132
                                                   -------               ------

Weighted average common and common equivalent
   shares outstanding                                6,675                6,825
                                                   =======               ======




Income (loss)before discontinued operation         $(1,679)              $  397
Discontinued operation                                  27                    -
                                                   -------               ------
Net income (loss)                                  $(1,652)              $  397
                                                   =======               ======




Basic and Diluted Net Income (Loss) Per Share:
   Income (loss)before discontinued operation      $ (0.25)              $ 0.06
   Discontinued operation                                -                    -
                                                   -------               ------
   Net income (loss)                               $ (0.25)              $ 0.06
                                                   =======               ======